To Our Shareholders
-----------------------------------------------------------------------------

By virtually any measure we had a very good first quarter. As a result of continued improvement in apartment operations, funds from operations, funds available for distribution and earnings per share all increased by significant amounts as compared to the first quarter of 2003.

Revenues: Total revenue in the first quarter of 2004 was $11.2 million, an increase of 9.6% compared to 2003. Apartment related income (apartment rental income plus income from apartment management and investment activities) accounted for 91.5% of total revenue in the first quarter of 2004 compared to 90.2% in 2003. Restaurant rental income was 8.5% of total revenue in the first quarter of 2004 as compared to 9.8% in 2003.

Apartments: Apartment rental income in the first quarter of 2004 was $10.1 million, an increase of 13.1% compared to 2003. This increase was attributable to the acquisition of two apartment communities in 2003, as well as increased rental income at all apartment communities. For the first quarter, average economic occupancy for all apartments was 94.9% in 2004 compared to 90.9% in 2003. Average monthly revenue per occupied unit for all apartments was $727 in 2004 compared to $732 in 2003.

On a same units basis, apartment revenue increased by 4.5% in the first quarter of 2004, reflecting improved apartments performance. On a same units basis, average economic occupancy was 95.1% for the first quarter of 2004 compared to 90.9% for 2003. Average monthly revenue per occupied unit for the same units was $731 in the first quarter of 2004 compared to $732 in 2003.

Restaurants: Restaurant rental income in the first quarter of 2004 declined from 2003 by 4.2% to $957,000. The decrease was the result of the sale of two restaurant properties in 2003. Restaurant rental income for both 2004 and 2003 was the minimum rent. "Same store" sales at our restaurant properties increased by 16.0% in the first quarter of 2004 compared to 2003.

Other Income: Management fee income for the first quarter of 2004 decreased to $198,000 from $227,000 in 2003. This decrease is attributable to the termination of management contracts for several smaller properties in the first quarter of 2003.

Expenses: Total expenses, including non-cash charges for depreciation and amortization, were $10.8 million in the first quarter of 2004, an increase of 7.3% compared to 2003.

Apartment operations expense (the direct costs of on-site operations) was $3.9 million in the first quarter of 2004, an increase of 11.2% compared to 2003. The increase reflects the addition of two apartment communities in 2003. On a same units basis, apartment operations expense was flat. Apartment operations expense represented 38.4% of related apartment rental income for the first quarter of 2004 compared to 39.1% in 2003.

Apartment administrative expense (the costs associated with oversight, accounting and support of the Company's apartment management activities for both owned and third party properties) was $426,000 in the first quarter of 2004 compared to $327,000 in 2003. Corporate administration expense was $666,000 in the first quarter of 2004 compared to $687,000 in 2003.

Funds From Operations: Funds from operations of the operating partnership for the first quarter of 2004 increased by 14.3% to $2.7 million from $2.4 million in the first quarter of 2003. FFO per diluted share was $0.33 per share compared to $0.31 per share in 2003, an increase of 6.3%. (See also "Non-GAAP Information" below)

Net Income: Net income for the first quarter of 2004 increased by 155.9% to $373,000 compared to $146,000 in 2003. On a diluted basis, net income available to common shareholders was $0.02 per common share for the first quarter of 2004 compared to $0.00 per common share in 2003.

Outlook: The improvement in apartment operating results in the first quarter was primarily the result of a 4.5% increase in same unit occupancy at our apartment communities. With occupancy at our apartment properties averaging approximately 95% for the first quarter; we have essentially attained our occupancy goals. Going forward the issue will be whether we can maintain this level of occupancy while beginning to raise rents. While we are comfortable that we will be able to hold occupancy at current levels, we are not as certain of our ability to meaningfully increase rents over the short-term. The markets in which we own and operate apartment properties appear to have begun to recover from the over-building, job losses and torpid economy that have so adversely effected apartment operations for the past couple of years, but it is too early to say with any certainty how strong or how long this recovery will be.

In addition to the improvement in apartment operating results, sales at our restaurant properties continued to show dramatic increases during the first quarter with same store sales improving by slightly more than 16%. While this improvement did not result in our receiving increased restaurant rental revenue, it is certainly encouraging that our restaurant operator may have found in the "Thickburger" an answer to stem years of declining sales.

Over the coming months, we intend to continue to improve both the size and quality of our portfolio. To help insure that we would have sufficient funds to take advantage of opportunities to acquire new apartment properties and to improve our existing communities, we raised $13.8 million in new equity from a number of institutional investors during the first quarter.

We are optimistic about the future of our properties, our markets and our company. We believe we have the plan, focus and personnel to maximize the opportunities presented to us.


Sincerely,

Philip S. Payne                     D. Scott Wilkerson
Chairman and                        President and
Chief Financial Officer             Chief Executive Officer

BNP Residential Properties, Inc.
Condensed Consolidated Balance Sheets

                                                                                     March 31          December 31
                                                                                       2004               2003
                                                                                   (Unaudited)
------------------------------------------------------------------------------- ------------------- ------------------
Assets
Real estate investments at cost:
   Apartment properties                                                            $300,164,836        $299,661,224
   Restaurant properties                                                             37,405,385          37,405,385
------------------------------------------------------------------------------- ------------------- ------------------
                                                                                    337,570,221         337,066,609
   Less accumulated depreciation                                                    (58,537,237)        (56,052,569)
------------------------------------------------------------------------------- ------------------- ------------------
                                                                                    279,032,984         281,014,040
Cash and cash equivalents                                                             1,192,405             564,426
Other assets                                                                          3,958,649           3,408,127
Intangible related to acquisition of management operations, net                       1,115,088           1,115,088
Deferred financing costs, net                                                         1,050,810           1,098,025
------------------------------------------------------------------------------- ------------------- ------------------
      Total assets                                                                 $286,349,936        $287,199,706
=============================================================================== =================== ==================

Liabilities and Shareholders' Equity
Deed of trust and other notes payable                                              $216,438,372        $229,714,263
Accounts payable and accrued expenses                                                 2,486,745           1,408,659
Deferred revenue and security deposits                                                1,303,755           1,343,999
Deferred credit for defeasance of interest, net                                          26,240             104,960
------------------------------------------------------------------------------- ------------------- ------------------
      Total liabilities                                                             220,255,112         232,571,881
Minority interest in Operating Partnership                                           15,470,003          15,894,909
Shareholders' equity:
   Preferred stock, $.01 par value, 10,000,000 shares authorized,
      909,090 shares issued and outstanding at March 31, 2004,
      909,090 shares issued and outstanding at December 31, 2003                     10,000,000          10,000,000
   Common stock, $.01 par value, 100,000,000 shares authorized,
      7,098,698 shares issued and outstanding at March 31, 2004,
      5,907,133 shares issued and outstanding at December 31, 2003                       70,987              59,071
   Additional paid-in capital                                                        84,707,186          71,473,473
   Dividends distributed in excess of net income                                    (44,153,352)        (42,799,628)
------------------------------------------------------------------------------- ------------------- ------------------
      Total shareholders' equity                                                     50,624,821          38,732,916
------------------------------------------------------------------------------- ------------------- ------------------
      Total liabilities and shareholders' equity                                   $286,349,936        $287,199,706
=============================================================================== =================== ==================


                        BNP Residential Properties, Inc.
           Highlights of Consolidated Income and Funds from Operations
                                   (Unaudited)


                                                           Three months ended
                                                                March 31
                                                          2004             2003
---------------------------------------------------- ---------------- ---------------
Revenues
Apartment rental income                                $10,053,060     $  8,886,284
Restaurant rental income                                   957,447          999,326
Interest and other income                                  220,681          357,170
---------------------------------------------------- ---------------- ---------------
                                                        11,231,188       10,242,780
Expenses
Apartment operations and administration                  4,288,503        3,800,957
Corporate administration                                   666,171          687,065
Depreciation and amortization                            2,627,593        2,406,289
Interest                                                 3,240,494        3,196,056
---------------------------------------------------- ---------------- ---------------
                                                        10,822,761       10,090,367
---------------------------------------------------- ---------------- ---------------
Income before minority interest                            408,427          152,413
Minority interest in Operating Partnership                  35,368            6,623
---------------------------------------------------- ---------------- ---------------
Net income                                                 373,059          145,790
Cumulative preferred dividend                              250,000          125,000
---------------------------------------------------- ---------------- ---------------
Income available to
   common shareholders                                 $   123,059     $     20,790
==================================================== ================ ===============

Income before minority interest                        $   408,427     $    152,413
less cumulative preferred dividend                        (250,000)        (125,000)
Add depreciation                                         2,539,588        2,333,318
---------------------------------------------------- ---------------- ---------------
Funds from operations                                  $ 2,698,015     $  2,360,731
==================================================== ================ ===============

Per share data (basic):
   Net income                                              $  0.06          $  0.02
   Income available to
      common shareholders                                     0.02             0.00
Per share data (diluted):
   Net income                                                 0.05             0.02
   Income available to
      common shareholders                                     0.02             0.00
   Funds from operations                                      0.33             0.31

Weighted average Preferred B
   shares outstanding                                      909,090          454,545
Weighted average common
   shares outstanding                                    6,405,944        5,839,474
Weighted average Operating
   Partnership minority units
   outstanding                                           1,841,098        1,844,264
==================================================== ================ ===============


                         Notes to Financial Information

 (1) Summary information - We have provided summary information in this report. We included complete financial statements in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Our independent accountants have not audited this summary information, except for the balance sheet at December 31, 2003. We derived the amounts in the balance sheet at December 31, 2003, from the audited financial statements included in our 2003 Annual Report.

 (2) Non-GAAP measurements - Funds from operations (frequently referred to as FFO) is generally defined as net income plus certain non-cash items, primarily depreciation. Because we hold all of our assets in and conduct all of our operations through the Operating Partnership, we measure FFO at the Operating Partnership level (before minority interest). FFO is intended to be a supplemental measure of operating performance that excludes historical cost depreciation from - or "adds it back" to - GAAP net income. We consider FFO to be a useful measure of operating performance. However, you should not consider FFO to be an alternative to net income as an indication of the Company's performance, or to cash flow from operations as a measure of liquidity.

                              Corporate Information
-------------------------------------------------------------------------------
BNP Residential Properties, Inc. is a self-administered and self-managed real estate investment trust that operates apartment communities in North Carolina, South Carolina and Virginia. We own and operate 20 apartment communities containing 4,859 apartments. We also manage 8 other communities containing 2,061 units for third parties. In addition, we own 40 properties that we lease on a triple net basis to a restaurant operator.

Corporate Headquarters
BNP Residential Properties, Inc.
301 South College Street, Suite 3850
Charlotte, NC  28202-6024
Telephone (704) 944-0100
Facsimile (704) 944-2039

Directors
Philip S. Payne, Chairman, Treasurer and CFO
D. Scott Wilkerson, President and CEO
Stephen R. Blank
B. Mayo Boddie
Paul G. Chrysson
W. Michael Gilley
Peter J. Weidhorn

Transfer Agent and Registrar
Wachovia Bank, N. A.
Shareholder Services Group NC-1153
1525 West W.T. Harris Blvd., 3C3
Charlotte, NC  28288-1153
Telephone (800) 829-8432

Dividend Reinvestment and Stock Purchase Plan
Shareholders may automatically reinvest their dividends in additional common stock of BNP Residential Properties through the Dividend Reinvestment Plan, which also provides for additional share purchase through cash contributions. For additional information, please contact Wachovia Bank, N. A. or Andrea Burris at our corporate offices.

Trading Information
The common shares of BNP Residential Properties, Inc. are traded on the American Stock Exchange under the symbol "BNP".

Additional Information
Shareholders, analysts and others seeking information about BNP Residential Properties, Inc. are invited to contact Philip Payne or Andrea Burris at our corporate offices. You may e-mail information requests to investor.relations@bnp-residential.com. You may also visit our website at www.bnp-residential.com.

Copies of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission will be provided without charge upon written request to Andrea Burris at our corporate offices.

BNP Residential Properties, Inc. is a member of the National Association of Real Estate Investment Trusts and the National Multi-Housing Council.

Forward Looking Statement Disclosure
This report includes forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, forward-looking statements regarding future operations and performance. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including the consummation and timing of pending acquisitions and those factors identified in the Company's annual report of Form 10-K for the year ending December 31, 2003.

BNP Residential Properties, Inc.
Dividend Reinvestment and
Stock Purchase Plan


The Company's Dividend Reinvestment and Stock Purchase Plan provides shareholders with a convenient way to purchase additional shares of BNP common stock. Shareholders who enroll in the Plan may have part, or all, of their quarterly dividends automatically reinvested toward the purchase of additional BNP shares. Plan participants may also elect to make optional cash investments of up to $25,000 per quarter for the purchase of BNP shares. All costs associated with the reinvestment of dividends and cash purchases are borne by the Company. For more information, please complete and return this pre-paid card.


SHAREHOLDER NAME--

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